BANK OF AMERICA PLAZA 600 PEACHTREE STREET, N.E. - SUITE 5200 ATLANTA, GEORGIA 30308-2216 TELEPHONE: 404-885-3000 FACSIMILE: 404-885-3900	401 9TH STREET, N.W. - SUITE 1000 WASHINGTON, D.C. 20004-2134 TELEPHONE: 202-274-2950 FACSIMILE: 202-274-2994	SUITE 3403 TWO EXCHANGE SQUARE 8 CONNAUGHT PLACE CENTRAL, HONG KONG TELEPHONE: 852-2533-7888 FACSIMILE: 852-2533-7898

June 13, 2007

Harland Clarke Holdings Corp.
2939 Miller Road
Decatur, Georgia 30035

Re:    Note Exchange

Ladies and Gentlemen:

We have acted as special Georgia counsel to Harland Clarke Holdings Corp., a Delaware corporation formerly known as Clarke American Corp. (‘‘Holdings’’), and to the following subsidiaries of Holdings: Centralia Holding Corp., a Georgia corporation (‘‘Centralia’’), Harland Checks and Services, Inc., a Georgia corporation (‘‘Checks and Services’’), and John H. Harland Company of Puerto Rico, a Georgia corporation (‘‘Puerto Rico’’ and, together with Centralia and Checks and Services, each a ‘‘Company’’ and collectively, the ‘‘Companies’’), in connection with the filing on June 13, 2007 of the Registration Statement on Form S-4 (the ‘‘Registration Statement’’) with the Securities and Exchange Commission (the ‘‘SEC’’) pursuant to the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and the rules and regulations thereunder, relating to the registration of (i) $305,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2015, and $310,000,000 in aggregate principal amount of 9.50% Senior Fixed Rate Notes due 2015 (collectively, the ‘‘Exchange Notes’’) of Holdings and certain of its subsidiaries (including Checks and Services) and (ii) the guarantees of the Exchange Notes by the Companies and certain other subsidiaries of Holdings (the ‘‘Guarantees’’). This opinion is being furnished at the request of Holdings in connection with the Registration Statement. Capitalized terms used and not otherwise defined in this letter have the respective meanings given those terms in the Registration Statement.

For purposes of rendering this opinion, we have examined and reviewed execution copies of the following documents:

(a)	the Registration Statement;

(b)	the Indenture dated as of May 1, 2007 by and among Holdings, the Companies and certain other subsidiaries of Holdings, and Wells Fargo Bank, N.A., as Trustee (the ‘‘Indenture’’);

(c)	the Registration Rights Agreement dated as of May 1, 2007 by and among Holdings, the Companies and certain other subsidiaries of Holdings, and Credit Suisse Securities (USA) LLC, Bear Stearns & Co. Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the ‘‘Registration Rights Agreement’’); and

June 13, 2007

(d)	the forms of Exchange Notes attached as exhibits to the Indenture (including the Guarantees endorsed thereon);

(e)	the Articles of Incorporation of Centralia certified by the Secretary of State of Georgia on June 5, 2007;

(f)	the Bylaws of Centralia;

(g)	the Amended and Restated Articles of Incorporation of Checks and Services certified by the Secretary of State of Georgia on June 5, 2007;

(h)	the Bylaws of Checks and Services Inc. dated May 1, 2007;

(i)	the Articles of Incorporation of Puerto Rico certified by the Secretary of State of Georgia on June 5, 2007;

(j)	the Bylaws of Puerto Rico;

(k)	The Unanimous Written Consent of the Board of Directors of each of the Companies, each dated May 1, 2007, and the Unanimous Written Consent of the Board of Directors of Checks and Services dated June 11, 2007 (collectively, the ‘‘Resolutions’’); and

(l)	Certificates of existence for each of the Companies issued by the Secretary of State of Georgia, dated as of a recent date (the ‘‘Certificates of Existence’’).

For purposes of this letter, (i) the documents listed as items (a) through (d) above are collectively referred to as the ‘‘Opinion Documents’’; and (ii) the documents listed as items (e) through (j) above are collectively referred to as the ‘‘Constituent Documents’’.

The opinions set forth herein are limited to matters governed by the laws of the State of Georgia (the ‘‘State’’) and no opinion is expressed herein as to the laws of any other jurisdiction, including the federal laws of the United States. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer admitted to practice law in the State exercising customary professional diligence would reasonably recognize as being directly applicable to Holdings or the Companies or the transactions contemplated in the Opinion Documents. Without limiting the generality of the foregoing, we express no opinion concerning the following legal issues or the application of any such laws or regulations to the matters on which our opinions are referenced:

(i)	federal and State securities laws and regulations;

(ii)	Federal Reserve Board margin regulations;

(iii)	pension and employee benefit laws and regulations;

(iv)	federal and State antitrust and unfair competition laws and regulations;

(v)	federal and State laws and regulations concerning document filing requirements and other filing requirements;

June 13, 2007

(vi)	compliance with fiduciary duty requirements;

(vii)	statutes, administrative decisions, and rules and regulations of county, municipal and special political subdivisions, whether State-level, regional or otherwise;

(viii)	federal and State laws and regulations concerning the condition of title to any property or the priority of a lien or security interest in real or personal property;

(ix)	fraudulent transfer laws;

(x)	federal and State environmental laws and regulations;

(xi)	federal and State tax laws and regulations;

(xii)	federal and State land use and subdivision laws and regulations;

(xiii)	laws relating to interest and usury; or

(xiv)	federal and State regulatory laws or regulations specifically applicable to any entity solely because of the business in which it is engaged.

We have represented the Companies as special Georgia counsel solely in connection with this Opinion Letter and in connection with the transactions contemplated by the Opinion Documents. We have not otherwise represented the Companies in connection with the Opinion Documents or in connection with any other matter in which they seek legal advice or representation, and we are not privy to any of the details pertaining to the operations and business affairs of the Companies. Accordingly, as to the factual matters forming the basis of our opinions, we have relied upon (1) a Secretary’s Certificate of the Secretary of each Company as to certain matters, (2) certificates of officers of each of the Companies as to certain matters, and (3) the Constituent Documents, the Resolutions and the Certificates of Existence. We have not undertaken any independent review or investigation at this time to determine the existence or absence of such facts, and no inference as to our knowledge of such facts should be drawn from the fact of our representation as counsel to the Companies.

Based upon and subject to the foregoing and to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. Based solely on our review of the Certificates of Existence, each of the Companies is a corporation validly existing under the laws of the State.

2. Each of the Companies has all requisite corporate to execute and deliver the Opinion Documents to which it is a party and to perform its obligations thereunder.

3. The Opinion Documents have each been duly authorized by the Companies party thereto and, to the extent the laws of the State are applicable thereto, the Indenture and Registration Rights Agreement have each been duly executed and delivered by the Companies party thereto, and the Registration Statement has been duly executed by the Companies party thereto and the filing of the Registration Statement with the SEC has been duly authorized by the Companies.

June 13, 2007

4. The execution, delivery and performance of the Opinion Documents by the Companies party thereto do not violate the articles of incorporation or bylaws of the Companies or any applicable laws of the State. (We express no opinion with respect to federal or State securities laws or other bodies of law excluded from this opinion.)

The opinions expressed in this letter are subject to the following assumptions:

(a) We have assumed the legal capacity of each individual signing one or more of the Opinion Documents or other documentation upon which our opinions have been based.

(b) We have assumed that each document submitted to us as an original is authentic, all signatures on the Opinion Documents are authentic and genuine, each document submitted to us as a certified, conformed or photostatic copy conforms to the authentic original document and the Opinion Documents that are executed and delivered are identical to the respective execution copies thereof submitted to us for our review.

(c) We have assumed that any certificate, opinion from another attorney, representation or other document upon which we have relied and that was given or dated earlier than the date of this letter continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof.

The opinions set forth herein are being rendered to you solely in connection with the transactions contemplated by the Opinion Documents and may not be relied upon for any other purpose or furnished or referred to, or relied upon by any other person or entity for any reason (except that your counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on the opinions set forth herein in connection with the issuance of its opinion letter in connection with the transactions contemplated by the Opinion Documents) without our prior written consent. The opinions expressed this letter are rendered as of the date hereof and we express no opinion as to circumstances or events or change in applicable law that may occur subsequent to such date.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading ‘‘Legal Matters’’ contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
Troutman Sanders LLP /s/ Troutman Sanders LLP